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                                                                     EXHIBIT 5.1

July 14, 2005

QLT Inc.
887 Great Northern Way
Vancouver, B.C. Canada V5T 4T5

RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

      We have acted as counsel to you in connection with the re-sale by certain shareholders of QLT Inc. (the "Company") of 1,000,000 shares of the Company's common stock without par value (the "Shares"), and in connection with the Registration Statement on Form S-3 under the Securities Act of 1933 to be filed by you with the Securities and Exchange Commission on or about July 14, 2005 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the Shares.

      We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed relevant and necessary for the purpose of this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus of the Registration Statement under the heading "Validity of Common Stock." In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                                           Very truly yours,

                                                           /s/ Perkins Coie LLP

                                                               Perkins Coie LLP